List of Subsidiaries Exhibit 21.1

Name	Jurisdiction
Thomas Publishing Company	NY, United States
Xometry UK Ltd.	United Kingdom
Xometry Europe GmbH	Germany
Xometry (Shanghai) Technology Co., Ltd.	China
Thomas Publishing Company LLC	DE, United States
Thomas Industrial Network, Inc.	DE, United States
Thomas Marketing Services, Inc.	DE, United States
Thomas Global Register, LLC	DE, United States
Tarkmomas European Publishing Co, Inc.	DE, United States
Tarkpapas European Publishing Co, Inc.	DE, United States
Thomas International Publishing Co., Europe – V.O.F.	Belgium
Thomas International Publishing Co. de Mexico – CV	Mexico
Product Information Network, Inc.	DE, United States
ThomComp, Inc.	DE, United States
Thomas International Publishing Company, Inc.	DE, United States
TL Publicacoes Eletonicas Limitada	Brazil
Incom Co., Ltd.(1)	Japan
Incom/TIPCo Inc.	DE, United States
Industrial Media, LLC(2)	DE, United States
Thomas Integrated Marketing Group	DE, United States

(1) The Company holds a 66.67% ownership interest.

(2) The Company holds a 50% ownership interest.